EXHIBIT 7

                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement ("AGREEMENT") is made as of December 23, 1999 between Bill Gross' idealab!, a California corporation ("BUYER"), and Bruce Hendricks, an individual residing in Maryland ("SELLER").

                                    RECITALS

          Seller desires to sell, and Buyer desires to purchase, 150,000 shares (together with all contractual rights of the Seller in such shares, the "SHARES") of common stock, $.0001 par value per share, of GoTo.com, Inc., a Delaware corporation (the "COMPANY"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

          The parties, intending to be legally bound, agree as follows:

1.   SALE OF SHARES; CLOSING

     1.1  SALE OF SHARES

          Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller, in exchange for Buyer delivering to Seller $12,000,000 in cash (the "PURCHASE CONSIDERATION").

     1.2  CLOSING

          The purchase and sale provided for in this Agreement will take place (the "CLOSING") at the offices of Latham & Watkins, at 633 West Fifth Street, Los Angeles, California, 90071, at 7:00 a.m. (local time) on the date that is two business days following the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law (the "HSR ACT"), or at such other time and place as the parties may agree (the "CLOSING DATE"). Subject to the provisions of Section 7, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

     1.3  CLOSING OBLIGATIONS

          At the Closing:

          (a) Seller will deliver to Buyer:

               (i) the certificates representing the Shares owned by Seller, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer; and

               (ii) a certificate executed by Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

          (b) Buyer will deliver to Seller:

               (i) $12,000,000 in cash by wire transfer of immediately available funds in accordance with Seller's written wiring instructions; and

               (ii) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

2.   REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as follows:

     2.1  AUTHORITY

          Seller has all requisite legal power and authority to execute and deliver this Agreement and to perform his obligations under this Agreement.

     2.2  AUTHORIZATION

          Neither the execution, delivery or performance of this Agreement by Seller nor the consummation or performance of any or all of the transactions contemplated by this Agreement, including, without limitation, the sale of the Shares by Seller to Buyer, the performance by Buyer and Seller of their respective covenants and obligations under this Agreement, and Buyer's acquisition and ownership of the Shares (the "CONTEMPLATED TRANSACTIONS"), by Seller will give any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body ("PERSON") the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty (except for compliance with the HSR Act) ("LEGAL REQUIREMENT") or any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other governmental body or by any arbitrator ("ORDER") to which Seller may be subject; or (i) any contract to which Seller is a party or by which Seller may be bound. Seller is not and will not be required to obtain any consent from any Person in connection with the execution, delivery and performance of this Agreement.

     2.3  COMPLIANCE WITH OTHER INSTRUMENTS

          The execution, delivery and performance of and compliance with this Agreement will not result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon the Shares.

     2.4  OWNERSHIP

          Seller is and will be on the Closing Date the record and beneficial owner and holder of its Shares, free and clear of all charges, claims, community property interests, conditions, equitable interests, liens, options, pledges, security interests, rights of first refusal, or restrictions of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership ("ENCUMBRANCES"). Except for legends or other references to any purported Encumbrance appearing on the certificates representing the Shares as of the date of this Agreement, no legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares. There are no contracts relating to the issuance, sale, or transfer of the Shares.

     2.5  BROKERS OR FINDERS

          Seller has not incurred, and will not incur, directly or indirectly, as a result of any action taken by Seller, any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or any other similar payments in connection with this Agreement.

3.   REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

     3.1  ORGANIZATION AND GOOD STANDING

          Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. Buyer has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, assets, financial condition, results of operations or properties.

     3.2  CORPORATE POWER

          Buyer has all requisite legal and corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

     3.3  AUTHORIZATION

          All corporate action on the part of Buyer, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of the Agreement by Buyer, and the performance of Buyer's obligations under the Agreement has been taken. The

Agreement, when executed and delivered by Buyer, shall constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms.

     3.4  COMPLIANCE WITH OTHER INSTRUMENTS

          Buyer is not in violation or default of any term of its articles of incorporation, as amended, or bylaws, as amended, or any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree, and to its knowledge is not in violation of any statute, rule or regulation applicable to Buyer where such violation would have a material adverse effect on its business, assets, financial condition, results of operations or properties. The execution, delivery and performance of and compliance with this Agreement will not result in any violation of, or conflict with, or constitute, with or without the passage of time and the giving of notice, a default under, Buyer's articles of incorporation, as amended, or bylaws, as amended, or any of its agreements nor result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Buyer; and there is no such violation or default which materially and adversely affects the business of Buyer or any of its properties or assets.

     3.5  BROKERS OR FINDERS

          Buyer has not incurred, and will not incur, directly or indirectly, as a result of any action taken by Buyer, any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or any other similar payments in connection with this Agreement.

     3.6  FIRPTA

          Buyer is not, and has not been at any time during the five year period ending on the date of this Agreement, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended.

4.   COVENANTS OF BUYER AND SELLER PRIOR TO CLOSING DATE

     4.1  FILING FOR HSR APPROVAL

          As promptly as practicable after the date of this Agreement, at Buyer's expense, Buyer will make all filings, and thereafter make any other required submissions, with respect to this Agreement, required to be made by Buyer under the HSR Act and any related governmental request thereunder. Seller shall cooperate with Buyer in the preparation of such filing and furnish to Buyer any information about Seller required for Buyer to complete such filings.

     4.2  FURTHER ASSURANCES

          (a) Subject to the terms and conditions herein, each of the parties hereto agrees to use its or his reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

          (b) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Buyer and Seller shall take all such necessary action.

5.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

          Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     5.1  SELLER'S PERFORMANCE

          (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

          (b) Each document required to be delivered pursuant to Section 1.3 must have been delivered, and each of the other covenants and obligations in Section 4 must have been performed and complied with in all material respects.

     5.2  NO INJUNCTION

          There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and
(b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     5.3  NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

          There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, the Shares or (b) is entitled to all or any portion of the Purchase Consideration payable to Seller for the Shares.

     5.4  NO PROHIBITION

          Neither the consummation nor the performance of any or all of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any governmental body.

     5.5  HSR ACT

          Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

6.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

          Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

     6.1  BUYER'S PERFORMANCE

          (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

          (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 1.3 and must have transferred the Purchase Consideration pursuant to Section 1.3(b)(i).

     6.2  NO INJUNCTION

          There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and
(b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     6.3  HSR ACT

          Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

7.   TERMINATION

     7.1  TERMINATION EVENTS

          This Agreement may, by notice given prior to or at the Closing, be terminated:

          (a) by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

          (b) by Buyer if any of the conditions in Section 5 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 6 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller have not waived such condition on or before the Closing Date;

          (c) by mutual consent of Buyer and Seller; or

          (d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its or his obligations under this Agreement) on or before February 28, 1999, or such later date as the parties may agree upon.

     7.2  EFFECT OF TERMINATION

          Each party's right of termination under Section 7.1 is in addition to any other rights, including the right of specific performance, it or he may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to
Section 7.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 8.1 will survive; PROVIDED, HOWEVER, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its or his obligations under this Agreement, the terminating party's right to pursue all legal remedies, including the right of specific performance, will survive such termination unimpaired.

8.   GENERAL PROVISIONS

     8.1  EXPENSES

          Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its or his respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

     8.2  PUBLIC ANNOUNCEMENTS

          Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by law, prior to the Closing, Seller shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.

     8.3  NOTICES

          All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                                    Seller:

                                        Bruce Hendricks
                                        11844 Beekman Place
                                        Potomac, Maryland  20854
                                        Facsimile No.: (301) 951-3241

                                    with a copy to:

                                        Hale & Dorr, LLP
                                        1455 Pennsylvania Avenue, N.W.
                                        Washington, D.C.  20004
                                        Attention: Steven Snider, Esq.
                                        Facsimile No.: (202) 393-6521

                                    Buyer:

                                        Bill Gross' idealab!
                                        130 West Union Street
                                        Pasadena, California  91103
                                        Attention:  General Counsel
                                        Facsimile No.: (626) 535-2703

                                    with a copy to:

                                        Latham & Watkins
                                        633 West Fifth Street, Suite 4000
                                        Los Angeles, California 90071
                                        Attention: David M. Hernand, Esq.
                                        Facsimile No.: (213) 891-8763

     8.4  JURISDICTION; SERVICE OF PROCESS

          Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Maryland, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     8.5  WAIVER

          The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     8.6  ENTIRE AGREEMENT AND MODIFICATION

          This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     8.7  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

          No party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer and that Seller may, for estate planning purposes only, assign any of its rights under this Agreement to a trust. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     8.8  SEVERABILITY

          If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     8.9  SECTION HEADINGS, CONSTRUCTION

          The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     8.10 GOVERNING LAW

          This Agreement will be governed by the laws of the State of Maryland without regard to conflicts of laws principles.

     8.11 COUNTERPARTS

          This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.



                            [Signature Page Follows]

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                      Buyer:  BILL GROSS' IDEALAB!

                                      By: /s/ Bill Gross
                                         -------------------------
                                         Name:  Bill Gross
                                         Title: Chairman of the Board and
                                                President


                                      Seller:  BRUCE HENDRICKS

                                          /s/ Bruce Hendricks
                                         -------------------------







                                      S-1